Exhibit 6.1

Licensing and Services Agreement

This Licensing and Services Agreement (“Agreement”) is made and entered into as of December 12, 2025 (“Effective Date”), by and between NextTrip, Inc., a Nevada corporation with its principal place of business at 1560 Sawgrass Corporate Parkway, Suite 400, Sunrise, FL 33323 (“Licensor”), and NextTrip Privilege, Inc., a Nevada corporation with its principal place of business at 1560 Sawgrass Corporate Parkway, Suite 400, Sunrise, FL 33323 (“Licensee”).

1. Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Licensed Services” means the services identified in Exhibit A, including any updates or enhancements provided under this Agreement.

“Administrative Services” means the financial and operational support services described in Exhibit B.

“Confidential Information” means any non-public information disclosed by either party that is designated as confidential or should reasonably be understood to be confidential.

2. Grant of License

Licensor hereby grants to Licensee a non-exclusive, non-transferable, limited license to use the NextTrip Privilege Platform solely for Licensee’s business purposes during the term of this Agreement, subject to the restrictions set forth herein. The NextTrip Privilege Platform is a private-label travel club membership website.

3. Services Provided

Licensor shall provide the Services to Licensee as described in Exhibit B. Licensor agrees to use commercially reasonable efforts to perform the Services in a professional and timely manner.

4. Fees and Payment Terms

Licensee shall pay Licensor the fees under the payment terms set forth in Exhibits A and B.

5. Intellectual Property Rights

Licensor grants Licensee the right to use “NextTrip Privilege, Inc.” as its corporate name and to market its services under the “NextTrip Privilege” name for the fee included in Exhibit A. Licensor retains all rights, title, and interest in and to the NextTrip Privilege Platform and any related intellectual property. No rights are granted to Licensee other than those expressly stated in this Agreement.

6. Confidentiality

Each party agrees to maintain the confidentiality of the other party’s Confidential Information and not to disclose such information to any third party except as required by law or with prior written consent.

7. Warranties and Disclaimers

Licensor warrants that it has the right to grant the license herein. EXCEPT AS EXPRESSLY PROVIDED, THE NEXTTRIP PRIVILEGE PLATFORM AND THE LICENSED SERVICES ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY.

8. Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LIABILITY SHALL NOT EXCEED THE AMOUNTS PAID BY LICENSEE UNDER THIS AGREEMENT.

9. Term and Termination

This Agreement shall commence on the Effective Date and continue for an initial term of five (5) years unless terminated earlier as provided herein. This Agreement shall automatically renew for subsequent five (5) year terms. Either party may terminate this Agreement upon sixty (60) days written notice for any reason.

10. Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. Any disputes shall be resolved through binding arbitration in Broward County, Florida.

11. Miscellaneous Provisions

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements. Any amendments must be in writing and signed by both parties. Neither party may assign this Agreement without the prior written consent of the other party.

[Signature page to follow.]

IN WITNESS WHEREOF

The parties hereto have executed this Agreement as of the Effective Date.

Licensor: NextTrip, Inc. Name: William Kerby Title: CEO

Licensee: NextTrip Privilege, Inc. Name: Donald Monaco Title: President

Signature Page to Licensing and Services Agreement

EXHIBIT A – USE OF NAME AND LICENSED SERVICES

Licensor grants Licensee the use of the name “NextTrip Privilege, Inc.” as its corporate name and the ability to market capital investments using “NextTrip Privilege” and include NextTrip Privilege travel club memberships provided by Licensor to investors on Licensor’s NextTrip Privilege Platform.

Licensee shall pay Licensor a twenty percent (20%) royalty fee on all net capital raised by Licensee which is due by the fifteenth (15th) day of the subsequent month.

Licensee shall pay Licensor the following fees for each travel club membership it provides to an investor by the fifteenth (15th) day of the subsequent month:

i)	The cost of the membership fee for each month of membership given to an investor.

ii)	Reimbursement of all incremental expenses paid by Licensor related to an investor’s membership.

Licensee shall not receive any revenue generated from investor bookings on the NextTrip Privilege Platform.

EXHIBIT B – ADMINISTRATIVE SERVICES

Licensor has advanced Licensee more than $140,000 (“Advances”) as of the Effective Date to pay the administrative expenses required to launch the company. Licensor will continue to advance the additional funds required to establish Licensee’s business, attract investors, and close sales until Licensee raises sufficient capital to fully cover its operating expenses.

Licensee shall repay Licensor the Advances. Advances shall be interest free until February 28, 2026. Thereafter, interest shall be at the rate of one and half percent (1.5%) per month on the outstanding balance until the Advances are paid in full.

Minimum Advances payments are as follows:

i)	Interest payments for March 2026 and every month thereafter are due by the fifteenth (15th) day of the subsequent month.

ii)	After Licensee generates one hundred thousand dollars ($100,000) in net capital, Licensee shall make minimum Advances payments of ten thousand dollars ($10,000) per month by the fifteenth (15th) day of the subsequent month.

iii)	After Licensee generates four hundred thousand dollars ($400,000) in net capital, the monthly minimum Advances payment shall increase to forty thousand dollars ($40,000) per month.

Beginning March 1, 2026, Licensor shall pay Licensee a five thousand dollars ($5,000) per month (the “Administrative Services Fee”) to cover the cost of Licensor personnel and related costs to support Licensee’s operations which is due by the fifteenth (15th) day of the subsequent month. The Administrative Services Fee shall increase three percent (3%) per annum on March 1st every year thereafter.